Results of Special Meeting of Shareholders of Strong Balanced Fund

At a Special Meeting of the Shareholders of the Fund held on December 10, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Balanced Fund into the Wells Fargo Advantage Balanced Fund.


                For                  Against               Abstain

           5,287,198.603           181,624.173            74,027.969

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


                For                  Against                Abstain

           5,252,675.281           194,669.500            95,505.964

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


                For                  Against               Abstain

           5,246,223.444           201,898.830           94,728.471

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


                For                  Against               Abstain

           5,542,850.745                -                     -